Exhibit 99
PRESS RELEASE
Contact: Earl O. Bradley, III, CEO
931-552-6176
Gerald L. Cooksey, Jr., CFO
931-552-6176

First Advantage Bancorp Reports 2012 Year End and
Fourth Quarter Results

Clarksville, Tennessee, February 1, 2013. First Advantage Bancorp (Nasdaq: FABK), the holding company of First Advantage Bank, announced net income of $2.4 million for the year ended December 31, 2012, or $0.61 per basic share and $0.57 per diluted share, up 26% from $1.9 million in 2011. Net income for the fourth quarter was $438,000, or $0.11 per common share and $0.10 per diluted share, a decrease of 18% from $530,000 for the fourth quarter of 2011.

“2012 was a pivotal year for the Company as we decided to expand into the fast-growing Nashville market,” said Earl O. Bradley, III, Chief Executive Officer of the Company and the Bank.  “We feel this initiative complements our existing business and helped us to attract and retain some significant talent, adding to our earning potential by expanding our market area and will help leverage our capital. Combined with continued strong asset quality and diligence in managing our balance sheet, this controlled growth will continue to create shareholder value for the long term. Because of the confidence in our strategy, the Board of Directors approved an increase in our quarterly dividend from $0.05 to $0.07 per common share, as announced in January.”

The Bank continues to maintain a strong capital position which will allow us to take advantage of growth opportunities. The Bank is categorized as “well-capitalized” by regulatory standards.

About First Advantage Bancorp

Founded in 1953, First Advantage Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a Tennessee-chartered commercial bank headquartered in Clarksville, Tennessee. The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border, and one full-service office in Nashville, Tennessee. First Advantage Bank offers a full range of retail and commercial financial services. The Bank’s website address is www.firstadvantagebanking.com. First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Advantage Bank’s market area, changes in real estate market values in First Advantage Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.